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                          NEW ENGLAND BANCSHARES, INC.
                               855 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
          (860) 253-5200

     New England Bancshares, Inc. Declines Participation in Federal Capital
                                Purchase Program

     ENFIELD, CT, November 19, 2008 - New England Bancshares, Inc. (the "Company") (NASDAQ GM: NEBS), the holding company for Enfield Federal Savings and Loan Association and Valley Bank, announced today that it has not made an application to participate in the U.S. Department of Treasury's Capital Purchase Program ("CPP"), which is part of the Troubled Asset Relief Program.

     David O'Connor, President and CEO of New England Bancshares explained, "Both of the Company's banking subsidiaries, Enfield Federal Savings Bank and Valley Bank, are well capitalized and are not in need additional capital from the U.S. government. Additionally, Enfield Federal Savings Bank and Valley Bank continue to remain active lenders by providing financing to businesses and consumers in the markets they serve."

     The determination was based primarily on the current strength of the subsidiaries' capital positions. As of September 30, 2008, Enfield Federal Savings Bank and Valley Bank were "well capitalized" pursuant to existing bank regulatory requirements having Tier 1 leverage capital ratios of 7.90% and 9.51%, respectively, and Tier 1 risk-based capital ratios of 12.11% and 12.46%, respectively.

     Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

     New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor, Ellington and Windsor Locks and Valley Bank with four banking centers serving the communities of Bristol, Terryville and Southington. For more information regarding Enfield Federal Savings and Loan Association's products and services, please visit www.enfieldfederal.com and for more information regarding Valley Bank's products and services, please visit www.valleybankct.com.

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